Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Third Quarter 2008 Financial Results

CHATTANOOGA, Tenn., Oct. 17 /PRNewswire-FirstCall/ — Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc saw its third quarter earnings increase to $860 thousand, or $0.14 a share, versus $559 thousand during the same period in 2007, an increase of 53.8%; while year-to-date earnings decreased to $2.95 million, compared with $3.78 million during the same time period in 2007. Year-to-date earnings per share decreased to $0.47 versus $0.58, a decrease of 16.4%. The decrease year over year has mostly been caused by net interest rate margin compression of approximately 120 basis points. The compression first began when the Federal Reserve rapidly reduced its Federal Funds rate 325 basis points then was compounded when a liquidity crisis erupted among several of the larger financial institutions on Wall Street. The result was higher cost of funds, especially in the certificate of deposit market. In most instances, the rate compressions and expansions are temporary; but until the inter-bank auctions and commercial paper markets stabilize, the banking industry will see their net interest margins remain below historical norms. The company's net interest margin for the third quarter of 2008 was 4.11%, a slight compression compared to the year-to-date margin of 4.22%. Cornerstone believes the present market is a difficult market to grow loans and the balance sheet, and is turning its attention to building stronger risk management and looking for strategic partnerships with institutions that need assistance dealing with this difficult environment.

The Bank continued to grow loans during 2008 but at a slower rate as loans increased to a year to date average of $384 million, an increase of 11.3% over the same period during 2007. The Company's performance metrics pulled back to normal peer levels, ROA was 0.77% for the third quarter of 2008, compared to 0.52% during the third quarter in 2007. ROE was 9.1% during the third quarter in 2008, compared to 5.4% in 2007.

Presently, the Company is operating at a comfortable 8.40% capital leverage ratio and has the ability to continue to grow but will spend the remainder of 2008 building capital until the economic environment improves.

The asset quality deteriorated to the peer level during the third quarter of 2008; non-performing loans, as a percentage of average total loans, increased to 0.54%; while past-due loans, as a percentage of total loans, increased to 1.36%.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA, with five branches and one loan production office in Dalton, GA, and one loan production office in Knoxville, TN, and $450 million in assets, specializing in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of September 30, 2008
(in thousands)

	Three Months
	Ending September 30%
EARNINGS SUMMARY	2008	2007	Change

Interest income	$7,462	$9,109	-18.08%
Interest expense	3,027	3,785	-20.04%
Net interest income	4,436	5,324	-16.69%
Provision for loan loss	440	2,964	-85.15%
Net interest income after provision	3,996	2,361	69.25%
Noninterest income	477	381	25.26%
Noninterest expense	3,151	2,371	32.90%
Pretax income	1,321	370	256.76%
Income taxes	461	(189)	-344.06%
Net income	$860	$559	53.78%

Earnings per common share	$0.14	$0.09	51.22%

Weighted average common shares outstanding (1)	6,319,718	6,520,081

	Year-to-Date
	Ending September 30%
EARNINGS SUMMARY	2008	2007	Change

Interest income	$23,279	$25,906	-10.14%
Interest expense	9,720	10,388	-6.43%
Net interest income	13,559	15,518	-12.62%
Provision for loan loss	927	3,201	-71.04%
Net interest income after provision	12,632	12,318	2.55%
Noninterest income	1,396	1,234	13.12%
Noninterest expense	9,464	8,115	16.62%
Pretax income	4,564	5,437	-16.05%
Income taxes	1,616	1,662	-2.74%
Net income	$2,948	$3,775	-21.91%

Earnings per common share	$0.47	$0.58	-19.54%
Weighted average common shares outstanding (1)	6,325,192	6,517,236

	Three Months
AVERAGE BALANCE	Ending September 30%
SHEET SUMMARY	2008	2007	Change

Loans, net of unearned income	381,342	367,056	3.89%
Investment securities & Other	48,578	43,561	11.52%
Earning assets	429,920	410,618	4.70%
Total assets	449,053	434,018	3.46%
Noninterest bearing deposits	41,204	46,673	-11.72%
Interest bearing transaction deposits	78,576	93,978	-16.39%
Certificates of deposit	186,077	173,773	7.08%
Total deposits	305,858	314,425	-2.72%
Other interest bearing liabilities	106,041	75,625	40.22%
Shareholder's equity	37,741	41,729	-9.56%

	Year-to-Date
AVERAGE BALANCE	Ending September 30%
SHEET SUMMARY	2008	2007	Change

Loans, net of unearned income	$383,966	$344,890	11.33%
Investment securities & Other	46,724	40,453	15.50%
Earning assets	430,690	385,343	11.77%
Total assets	449,257	407,445	10.26%
Noninterest bearing deposits	42,688	42,541	0.35%
Interest bearing transaction deposits	85,872	91,263	-5.91%
Certificates of deposit	183,517	161,730	13.47%
Total deposits	312,077	295,534	5.60%
Other interest bearing liabilities	99,347	68,977	44.03%
Shareholder's equity	37,408	40,561	-7.77%

	Three Months		Year-to-Date
	Ending September 30		Ending September 30
SELECTED RATIOS	2008	2007	2008	2007

Average equity to average assets	8.40%	9.61%	8.33%	9.95%
Average net loans to average total assets	84.92%	84.57%	85.47%	84.65%
Return on average assets	0.77%	0.52%	0.87%	1.24%
Return on average total equity	9.12%	5.36%	10.51%	12.41%
Actual Equity on September 30,	$37,487,451	$41,273,694
Actual # shares outstanding on September 30	6,319,718	6,519,718
Book value per common share	$5.93	$6.33